UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2012 (April 28,2012)

WebXU, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-53095	26-0460511
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11999 San Vicente Blvd., Suite 400

Los Angeles, CA 90049

(Address of Principal Executive Offices)

(310) 807-1765

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2012, the board of directors of WebXU, Inc. (the “Company”) approved and ratified a Letter Agreement dated April 27, 2012 by and between the Company and John Ellis, the Company’s President and Chief Operating Officer (the “Letter Agreement”). Pursuant to the Letter Agreement, the Company amends Mr. Ellis’ Employment Agreement dated September 1, 2011, and accepted by Mr. Ellis on September 9, 2011 and authorizes the issuance of an option to purchase an additional one million (1,000,000) shares of the Company’s common stock at an exercise price of $1.60 per share which is contingent on the closing of a future investment (whether debt or equity or a combination) of at least One Million Dollars ($1,000,000) in the Company. Options for Five Hundred Thousand (500,000) shares vest immediately upon the closing of a One Million Dollar future investment in the Company, options for Two Hundred Fifty Thousand (250,000) shares of stock shall vest 12 months after such closing, and options for an additional Two Hundred Fifty Thousand (250,000) shares shall vest 24 months after such closing, so long as Mr. Ellis remains an employee or consultant to the Company. In the event of a change of control of the Company (or its successor), upon the closing of such change of control, then 100% of any unvested options shall be accelerated and shall immediately become vested. All options will have a cashless exercise feature.

The foregoing summary of the terms of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On April 28, 2012, the board of directors of the Company set the date for the Company’s annual shareholders meeting for August 29, 2012 at 10:00 a.m. in or about Palm Springs, California to be determined by the officers of the Company.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description

99.1	Letter Agreement between WebXU, Inc. and John Ellis dated April 27, 2012 and ratified on April 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WebXU, Inc.

Date: May 2, 2012	By:	/s/ Jeffrey Aaronson
Jeffrey Aaronson
Chief Financial Officer